EXHIBIT 10.11
EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of this __1st__ day of January, 2002 (the "Effective Date") between Allegheny Energy Service Corporation ("AESC") for itself and as agent for its parent, Allegheny Energy, Inc. ("AEI"), affiliates and subsidiaries of AESC and AEI, and any other corporation or entity an interest in which any time during the term of this Agreement is owned, directly or indirectly, by AESC, AEI, affiliates or subsidiaries of AESC and AEI, or any successors or assigns of any of the foregoing (the "AE Companies"), and _______________ (the "Executive"). The Executive and the AE Companies mutually desire to set forth in this Agreement the terms and conditions of their employment relationship currently and in the future.

          The execution and delivery of this Agreement have been duly authorized by the Board of Directors of AEI (the "Board").

          NOW, THEREFORE, AESC and the Executive, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each intending to be legally bound, mutually covenant and agree as follows:

          1.     Employment and Term.

                   (a)     Employment. AESC hereby offers to employ the Executive as an executive officer, initially as ____________________ and the Executive hereby accepts such employment with AESC, for the Term set forth in Section 1(b).

                   (b)     Term. The term of the Executive's employment under this Agreement (the "Term") shall commence as of the Effective Date and end on the second (2) anniversary of that date, subject to extension of the Term as set forth in the immediately following sentence or earlier expiration of the Term as provided in Section 8. Unless either AESC or the Executive provides notice to the other of non-renewal not later than ninety (90) days prior to the scheduled expiration of the Term as then in effect, the Term shall be extended for an additional period of one year, and the preceding clause of this sentence shall again apply with respect to each subsequent extension of the Term.

          2.     Duties. During the Term as provided in Section 1(b) hereof, the Executive shall serve as executive officer, initially as ______________________, and shall report to _______________________________. The Executive shall perform all duties and accept all responsibilities incidental to such position for the benefit of the AE Companies, or as may be assigned to the Executive from time to time by _____________________________________. The Executive shall devote his or her best skill and substantially full time efforts (reasonable sick leave and vacations excepted) to the performance of his or her duties under this Agreement. It is understood that the Executive's title and position are subject to change during the Term, provided that the Executive shall at all times have the title and duties of an executive officer. It is further understood that AESC shall be entitled to assign the Executive's employment and AESC's rights under this Agreement in accordance with Section 14. The Executive may devote reasonable periods required for (i) serving as a director or member of a committee of any organization involving no conflict of interest with the interests of the AE Companies; (ii) fulfilling speaking engagements; (iii) engaging in charitable and community activities; (iv) participating in industry and trade organization activities; and (v) managing his or her personal investments; provided, that such activities do not materially interfere with the regular performance of his or her duties and responsibilities under this Agreement. The Executive's position and duties shall be subject to change as contemplated by, and under the terms and conditions set forth in, Sections 8 and 9 of this Agreement.

          3.     Base Salary. For services performed by the Executive for the AE Companies pursuant to this Agreement during the period of employment as provided in Section 1(b), AESC shall pay the Executive a base salary at the rate of at least $________ per year, payable in accordance with AESC's regular payroll practices (but no less frequently than monthly). Such salary may be increased from time to time during the term of this Agreement in the sole discretion of AESC.

          4.     Bonus. During the Term, the Executive shall be entitled to receive incentive compensation (a "Bonus") in such amounts and times as the Board may determine in its sole discretion under the Allegheny Energy, Inc. Annual Incentive Plan, as amended from time to time.

          5.     Long-Term Incentive Plan. The Executive shall participate in the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan, as amended from time to time, on a basis determined by the Board (or its designee) to be appropriate for the Executive.

          6.     Other Benefits. In addition to the base salary to be paid to the Executive pursuant to Section 3 hereof and possibility of bonus pursuant to Section 4 hereof, the Executive shall also be entitled to the following:

                  (a)     Participation in Plans. The Executive shall participate in the various benefit plans maintained in force by AESC, from time to time, in a manner and to an extent no less favorable than is available to peer executives of AESC, to the extent that the Executive meets the eligibility criteria of such plans. Such plans may include any qualified and nonqualified pension, supplemental pension, disability, medical, group life insurance, supplemental life insurance coverage, business travel insurance, sick leave, and other similar retirement and welfare benefit plans, programs and arrangements.

                  (b)     Fringe Benefits. In addition to the foregoing, the Executive shall be entitled to an office, fringe benefits and other similar benefits no less favorable than those available to peer executives of the AE Companies.

                  (c)     Expense Reimbursement. AESC shall reimburse the Executive, upon a proper accounting, for reasonable and necessary business expenses and disbursements incurred by him or her in the course of the performance of his or her duties under this Agreement.

                  (d)     Vacation. The Executive shall be entitled to vacation and paid time off during the initial and each successive year during the Term of this Agreement in accordance with AESC's policies applicable to senior executives, or such greater period, as the Board shall approve, without reduction in salary or other benefits.

          7.     Covenants of the Executive. The Executive hereby reaffirms his or her obligations regarding confidential information, inventions and works, noncompetition, nonsolicitation, and other matters under Section 14 of the letter agreement, dated as of ________________ between AEI and the Executive (the "Change in Control Agreement").

          8.     Termination. Unless earlier terminated in accordance with the following provisions of this Section 8, AESC shall continue to employ the Executive and the Executive shall remain employed by AESC during the entire Term as set forth in Section 1(b). Section 9 hereof sets forth certain obligations of AESC in the event that the Executive's employment hereunder is terminated. Certain capitalized terms used in this Section 8 and Section 9 hereof are defined in Section 8(c) below.

                  (a)     Death or Disability. Except to the extent otherwise expressly stated herein, including without limitation as provided in Section 9(a) with respect to certain post-Date of Termination payment obligations of AESC, this Agreement shall terminate immediately on the Date of Termination in the event of the Executive's death or in the event of Executive's Disability. At any time and from time to time, upon reasonable request by AESC, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such Disability. AESC shall promptly give the Executive notice of any such determination of the Executive's Disability and of the decision of AESC to terminate the Executive's employment by reason thereof. In the event of Disability, until the Date of Termination the base salary payable to the Executive under Section 3 hereof shall be reduced dollar-for-dollar by the amount of Disability benefits, if any, paid to the Executive in accordance with any Disability policy or program of AESC.

                  (b)     Notification of Discharge for Cause or Resignation for Good Reason; Notification of Officer Reassignment. In accordance with the procedures hereinafter set forth, AESC may discharge the Executive from his or her employment hereunder for Cause and the Executive may resign from his or her employment hereunder for Good Reason or otherwise. Any discharge of the Executive by AESC for Cause or resignation by the Executive for Good Reason shall be communicated by a Notice of Termination to the Executive (in the case of discharge) or to AESC (in the case of the Executive's resignation) given in accordance with Section 13 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances providing the basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination is to be other than the date of receipt of such notice, specifies the termination date (which date shall in all events be within fifteen (15) days after the giving of such notice). No purported termination of the Executive's employment for Cause shall be effective without a Notice of Termination to the Executive. Any Officer Reassignment shall be communicated by a Notice of Reassignment given by AESC to the Executive in accordance with Section 13 of this Agreement. For purposes of this Agreement, a "Notice of Reassignment" means a written notice that (i) sets forth in reasonable detail the nature of the change in position and/or duties involved and the effective date of such change and (ii) includes a new employment agreement that AESC proposes to enter into with the Executive reflecting the new position and/or duties and the associated terms and conditions of the Executive's employment (the "New Agreement"), which terms and conditions need not be the same as those set forth in this Agreement. No purported Officer Reassignment shall be effective without a Notice of Reassignment to the Executive. Within thirty (30) days of receiving a Notice of Reassignment, the Executive shall have the right to accept the Officer Reassignment by notifying AESC of such acceptance and delivering to AESC an executed copy of the New Agreement. If the Executive does so accept the Officer Reassignment, this Agreement shall terminate as of the effective date specified in the New Agreement and thenceforth the Executive's employment shall be governed by the New Agreement. If the Executive does not so accept the Officer Reassignment, he or she shall be deemed to have resigned with Good Reason immediately upon the expiration of such thirty (30) day period.

                  (c)     Definitions. For purposes of this Section 8 and Section 9 hereof, the following capitalized terms shall have the meanings set forth below:

                                     (i)  "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (A) the Executive's base salary under Section 3 through the Date of Termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned and accrued by the Executive as of the Date of Termination to the extent not theretofore paid and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid.

                                    (ii)  "Cause" shall mean any of the following:

                                                      (A)  the Executive's theft or embezzlement, or attempted theft or embezzlement, of money or property of the AE Companies; the Executive's perpetration or attempted perpetration of fraud, or his or her participation in a fraud or attempted fraud, on the AE Companies; or the Executive's unauthorized appropriation of, or his or her intentional attempt to misappropriate, any tangible or intangible assets or property of the AE Companies;

                                                      (B)  any material act or acts of dishonesty, disloyalty, misconduct, habitual insobriety, substance abuse or moral turpitude by the Executive demonstrably injurious to the interest, property, operations, business or reputation of the AE Companies or the Executive's conviction of a crime the commission of which could result in material injury to the AE Companies; or

                                                      (C)  the Executive's material failure to perform his or her duties for the AE Companies (other than due to disability); provided, however, that an act or omission shall not be deemed to constitute Cause if it is of such a nature that all detriment otherwise resulting to the AE Companies therefrom can be cured and, to the reasonable satisfaction of the Board, is promptly eliminated by appropriate action, and the Executive causes such action to be taken within ten (10) days following written notice from the Board with respect thereto.

                                   (iii)  "Date of Termination" shall mean (A) in the event of a discharge of the Executive by AESC for Cause or a resignation by the Executive with Good Reason, the date the Executive (in the case of such discharge) or AESC (in the case of such resignation) receives a Notice of Termination, or any later permitted date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Executive without Cause or a resignation by the Executive without Good Reason, the date the Executive (in the case of such discharge) or AESC (in the case of such resignation) receives notice of such termination of employment, (C) in the event of the Executive's death, the date of the Executive's death, and (D) in the event of termination of the Executive's employment by reason of Disability pursuant to Section 8(a), the date the Executive receives written notice of such termination.

                                     (iv)  "Disability" means, a total and permanent disability that, due to physical or mental illness, injury, or disease, renders, in the good faith determination of the Board, the Executive unable to substantially perform his or her usual and customary duties for the AE Companies under this Agreement for a period of 180 consecutive days and, in the opinion of a qualified physician designated by the Board, the disability will be permanent and continuous during the remainder of the Executive's life.

                                      (v)  "Good Reason" shall mean any of the following: (A) the reassignment of the Executive to a position that is not an executive officer level position or the assignment of duties that are not consistent with an executive officer level position; (B) any failure by AESC to comply with any of the provisions of Sections 3, 4, 5 and 6 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by AESC within a reasonable time after receipt of notice thereof given by the Executive; (C) any purported termination by AESC of the Executive's employment otherwise than as expressly permitted by this Agreement. A resignation from employment by the Executive shall not be deemed for Good Reason unless the Executive gives AESC Notice of Termination within thirty (30) days of the occurrence of the event alleged to constitute Good Reason.

                                     (vi)  "Officer Reassignment" shall mean the reassignment of the Executive to a different executive officer level position involving either (A) a material reduction in rank within AESC as compared to the position held by the Executive immediately prior to such reassignment, or (B) a material reduction in the Executive's duties. Except as otherwise provided in Section 8(b), an Officer Reassignment shall not, by itself, constitute Good Reason, provided that the Executive's position and duties remain those of an executive officer.

          9.     Obligations of AESC Upon Termination.

                  (a)     Termination by AESC for Cause, Retirement or Termination by Executive without Good Reason, Death or Disability. In the event of a termination of the Executive's employment by AESC for Cause, the Executive's retirement or a termination by the Executive without Good Reason, or in the event this Agreement terminates pursuant to Section 8(a) by reason of the death or disability of the Executive:

                                      (i)  AESC shall pay all Accrued Obligations to the Executive, or to his or her beneficiaries, heirs or estate in the event of the Executive's death, in a lump sum in cash within thirty (30) days after the Date of Termination.

                                     (ii)  The Executive, or his or her beneficiaries, heirs or estate in the event of the Executive's death, shall be entitled to receive all benefits accrued by him or her as of the Date of Termination under all qualified and nonqualified retirement, pension, 401(k) and similar plans of AESC, and the Allegheny Energy, Inc. Long-Term Incentive Plan, in such manner and at such time as are provided under the terms of such plans and arrangements.

                                    (iii)  If the termination of employment is by reason of the Executive's death, retirement or disability, the exercise period of all stock options that were granted to the Executive under the Allegheny Energy, Inc Long-term Incentive Plan (the "LTIP") and that are vested on the Date of Termination shall continue for three (3) years after the Date of Termination; provided, however, that in no event shall such vested options be exercised later than the date of expiration of the vested options determined pursuant 6.02(b)(i) or 6.02(b)(iii) of the LTIP.

                                      (iv)  All other obligations of AESC under this Agreement shall cease forthwith.

                  (b)     Termination by AESC without Cause, or Termination by Executive for Good Reason. Subject to Section 10, if (x) the Executive's employment is terminated by AESC other than for Cause (i.e., without Cause) or Disability or (y) if the Executive terminates employment with Good Reason:

                                       (i)  AESC shall pay to the Executive all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination.

                                      (ii)  The Executive shall be entitled to receive all benefits accrued by him or her as of the Date of Termination under all qualified pension, 401(k) and similar plans of AESC, and the Allegheny Energy, Inc. Long-Term Incentive Plan, in such manner and at such time as are provided under the terms of such plans.

                                     (iii)  For the month in which the Date of Termination occurs and each of the [twelve to eighteen] consecutive months thereafter (the "Continuation Period"), the Executive shall be entitled to severance pay, payable in accordance with AESC's regular payroll practices, in a monthly amount equal to the sum of (A) his or her monthly base salary (at the rate in effect on the Date of Termination) and (B) one-twelfth (1/12) of the Executive's target annual bonus under the Allegheny Energy, Inc. Annual Incentive Plan for the fiscal year in which the Date of Termination occurs;

                                       (iv)  For the Continuation Period, AESC shall either (A) arrange to provide the Executive and his or her dependents, at AESC's cost, with life, disability, medical and dental coverage, whether insured or not insured, providing substantially similar benefits to those which the Executive and his or her dependents were receiving immediately prior to the Date of Termination, to the extent the AE Companies continues to maintain benefit plans providing for such benefits for executives generally or (B) in lieu of providing such coverage, pay to the Executive within thirty (30) days after the Date of Termination a lump sum amount in cash equal to two (2) times the projected cost to AESC of providing the extended benefit coverage referred to in clause (A) (as such cost shall be calculated by a nationally recognized benefit consulting firm using reasonable assumptions), provided, however, that such benefits set forth above in clauses (A) and (B) shall be reduced by and to the extent that comparable benefits are received from a new employer.

                                       (v)  This Section 9(b)(v) shall apply only if, as of the Date of Termination, the Executive shall have completed 15 "Years of Service," as defined in the Allegheny Energy, Inc. Supplemental Executive Retirement Plan (the "SERP"). In such event, AESC shall pay to the Executive the benefits the Executive would have been entitled to receive under the SERP if (A) the Executive had been age 55 or older on the Date of Termination, (B) the Continuation Period had counted in determining the Executive's "Years of Service" for purposes of benefit calculation under the SERP (the Continuation Period shall not, however, be taken into account in determining whether the Executive has completed 15 "Years of Service" for purposes of the first sentence of this Section 9(b)(v)) and (C) amount paid during the Continuation Period to the Executive pursuant to this Section 9(b) were counted in determining the Executive's "Average Compensation," as defined in the SERP, for purposes of benefit calculation under the SERP. Such payments shall (A) be in the amount that would have been paid under the SERP had the Executive been age 55 or older on the Date of Termination, (B) commence at the same time as the retirement benefits payable to the Executive under the Allegheny Energy, Inc. Retirement Plan (the "Retirement Plan"), (C) be paid in such form as the Executive shall elect from those available under the Retirement Plan (subject to adjustment, if paid in a form other than a life annuity, by using the actuarial equivalence factors of the Retirement Plan) and (D) be subject to reduction, in accordance with the SERP, if benefit payments commence prior to the Executive's attainment of age 60 (such benefits cannot be commenced prior to the Executive's attainment of age 55), provided, however, that such reduction for early commencement of benefits shall not be applicable in the event that the Executive is at least age 50 as of the Date of Termination.

                                       (vi)  The exercise period of all stock options that were granted to the Executive under the LTIP and that are vested on the Date of Termination shall continue for one (1) year after the Date of Termination; provided, however, that in no event shall such vested options be exercised later than the date of expiration of the vested options determined pursuant 6.02(b)(i) or 6.02(b)(iii) of the LTIP.

                                      (vii)  All other obligations of AESC under this Agreement shall cease forthwith.

                  (c)     Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as otherwise provided in Section 9(b)(iv), the obtaining of any such employment shall have no effect on AESC's obligations to make the payments and arrangements required to be made under this Agreement.

          10.     Conditions to Receipt of Post-Termination Benefits. As a condition to receiving any post-termination payments or benefits to which the Executive would otherwise be entitled under Section 9(b) of this Agreement (the "Post Termination Benefits"), the Executive shall execute a release (the "Release"), in a form and substance reasonably satisfactory to AESC, of any claims, whether arising under Federal, state or local statute, common law or otherwise, against the AE Companies and their respective officers, directors and stockholders which arise or may have arisen on or before the date of the Release, other than any claims for Post Termination Benefits under this Agreement or any rights to indemnification from the AE Companies pursuant to any provisions of the certificate of incorporation or by-laws of any of the AE Companies or any directors and officers liability insurance policies maintained by any of the AE Companies. If the Executive fails or otherwise refuses to execute a Release within a reasonable time after AESC's request to do so, the Executive will not be entitled to any Post Termination Benefits. In addition, if, following a termination of employment that gives the Executive a right to any Post Termination Benefits, the Executive engages in any activities that violate any of the covenants referred to in Section 7, the Employee shall have no further right or claim to any Post Termination Benefits and shall promptly repay any Post Termination Benefits previously received (such repayment to be in addition to any other rights or remedies available to the AE Companies in respect of such violation).

11. Withholding. AESC shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

          12.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Executive and the successors and assigns of AESC. AESC shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority its assets, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that AESC would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of AESC in accordance with the operation of law and such successor shall be deemed "AESC" for purposes of this Agreement.

          13.     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

                   (a)     to the Board or AESC to:
                            Richard J. Gagliardi
                            Vice President, Administration
                            Allegheny Energy, Inc.
                            10435 Downsville Pike
                            Hagerstown, MD 21740-1766
                            301-665-2701

                   (b)     to the Executive, to:

                            _________________________

                            _________________________

                            _________________________

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

          14.     No Assignment. AESC may transfer the Executive's employment to any other entity that at the time of such transfer is an affiliate of AESC or AEI, and in connection with any such transfer, the rights and obligations of AESC under this Agreement shall be assigned to such other entity. Except as expressly provided in the immediately preceding sentence or in Section 12, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

          15.     Execution in Counterparts. This Agreement will be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

          16.     Arbitration. Except as otherwise provided herein, all disputes and claims relating directly or indirectly to this Agreement shall be settled by arbitration at Hagerstown, Maryland in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after one party has notified the other of his or her or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association. The determination reached in such arbitration shall be final and binding on all parties. Any arbitration award or judgment may be entered in any court of competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, claims for equitable or injunctive relief will not be subject to arbitration.

          17.     Jurisdiction and Governing Law. For all conflicts arising out of this Agreement, each party agrees to submit to the laws of the State of Maryland and applicable federal law without regard to conflicts of laws principles.

          18.     Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

          19.     Prior Understandings. Except for the Change of Control Agreement, this Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. Upon the occurrence of a Change of Control (as defined in such Change of Control Agreement), and while the Change of Control Agreement is in effect, this Agreement shall remain in effect but the Executive's rights upon termination of employment shall be governed by the Change in Control Agreement and not this Agreement. No change, alteration or modification hereof may be made except in writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

          20.     Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party's sole discretion.

          21.     Survival of Provisions. Notwithstanding anything in this Agreement to the contrary, the following provisions of this Agreement shall survive the termination of this Agreement: Sections 7, 8(c), 9, 10, 11, 12, 14, 16, 17, 18, 19, 20, and 21, and all other terms and provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

          22.     Employee Acknowledgment. Executive hereby acknowledges that he or she has read and understands the provisions of this Agreement, that he or she has been given the opportunity for his or her legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that he or she has received a copy of this Agreement.

          IN WITNESS WHEREOF, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date first above written.

Allegheny Energy Service Corporation

By:     _______________________________________
            Name:  Alan J. Noia      Date_____________
Title:    Chairman, President, and Chief Executive Officer

THE EXECUTIVE

        _______________________________________
            Name:  Alan J. Noia      Date_____________